Exhibit 10.32

THE MACERICH COMPANY

RESTRICTED STOCK AWARD AGREEMENT

2003 EQUITY INCENTIVE PLAN
(NON-EMPLOYEE DIRECTOR AWARDS)

Participant Name:
Soc. Sec. No.:
No. of Shares:	(1)

Vesting Schedule:	[33 1/3%] of the shares on [March , ], [March , ] and [March , ].

Award Date:	[March , ]

THIS AGREEMENT is among THE MACERICH COMPANY, a Maryland corporation (the “Corporation”), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”), and                          (the “Director”) and is delivered under The Macerich Company 2003 Equity Incentive Plan (the “Plan”).

W I T N E S S E T H

WHEREAS, pursuant to the Plan, the Corporation has granted to the participant named above (the “Director”) with reference to services rendered and to be rendered to the Corporation, effective as of the Award Date, a restricted stock award (the “Restricted Stock Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Director and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.                                      Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.                                      Grant.  Subject to the terms of this Agreement and the Plan, the Corporation grants to the Director a Restricted Stock Award with respect to the aggregate number of shares of Common Stock, par value $.01 per share (the “Restricted Stock”) set forth above.  The consideration for the shares issuable with respect to the Award on the terms set forth in this Agreement includes services and other consideration in an amount not less than the minimum lawful consideration under Maryland law.

(1) Subject to adjustment under Section 6.2 of the Plan and the terms of this Agreement.

Restricted Stock Award Agreement-Form for Outside Directors

3.                                      Vesting.  The Award shall vest, and restrictions (other than those set forth in Section 6.4 of the Plan) shall lapse, with respect to the portion of the total number of shares (subject to adjustment under Section 6.2 of the Plan) on each of the anniversaries of the Award Date until the Award is fully vested, as reflected in the Vesting Schedule above, subject to earlier termination or acceleration as provided herein or in the Plan.

4.                                      Continuance of Service Required.  The Director agrees to provide services to the Corporation in consideration for the conditional rights to the unvested shares of Restricted Stock subject to the Award granted hereunder.  Except as otherwise provided in Sections 8(a) or 9 or pursuant to the Plan, the Vesting Schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement.  Partial service, even if substantial, during any vesting period will not entitle the Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of service as provided in Section 8 below or under the Plan.

5.                                      Dividend and Voting Rights.  After the Award Date, the Director shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that cease to be eligible for vesting.

6.                                      Restrictions on Transfer.  Prior to the time they become vested, neither the shares of Restricted Stock comprising the Award, nor any other rights of the Director under this Agreement or the Plan may be transferred, except as expressly provided in Sections 1.8 and 4.1 of the Plan.  No other exceptions have been authorized by the Committee.

7.                                      Stock Certificates.

(a)                                  Book Entry Form; Information Statement; Power of Attorney.  The Corporation shall issue the shares of Restricted Stock subject to the Award in book entry form, registered in the name of the Director with notations regarding applicable restrictions on transfer.  Concurrent with the execution and delivery of this Agreement, the Corporation shall deliver to the Director a written information statement with respect to such shares, and, to the extent requested, the Director shall deliver to the Corporation an executed stock power, in blank, with respect to such shares.  The Director, by acceptance of the Award, shall be deemed to irrevocably appoint, and does so irrevocably appoint, the Corporation and each of its authorized representatives as the Director’s true and lawful attorney(s)-in-fact (with full power of substitution) with irrevocable power and authority in the name of and on behalf of the Director to (1) effect any transfer of unvested, forfeited shares (or shares otherwise reacquired by Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Agreement, and (2) execute and deliver on behalf of the Director any and all documents and instruments as the Corporation or such representatives may determine to be necessary or advisable in connection with any such transfer.

(b)                                  Certificates to be Held by Corporation; Legend.  Any certificates representing Restricted Stock that the Director may be entitled to receive from the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder.  Such certificates shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in an Agreement entered into between the registered owner, The Macerich Partnership L.P. and The Macerich Company.  A copy of such Agreement is on file in the office of the Secretary of The Macerich Company, 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401.”

(c)                                  Delivery of Certificates Upon Vesting.  Promptly after the lapse or other release of restrictions, a certificate or certificates evidencing the number of shares of Common Stock as to which the restrictions have lapsed or have been released shall be delivered to the Director or other person entitled under the Plan to receive the shares.  The Director or such other person shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 6.4 of the Plan.  The shares so delivered shall no longer be restricted shares hereunder.  Pursuant to Section 1.7 of the Plan, fractional share interests shall be disregarded, but may be accumulated.  The Committee, however, may determine that cash, securities or other property will be paid or transferred in lieu of fractional share interests.

8.                                      Effect of Termination of Service.

(a)                                  Effect of Total Disability or Death.  If the Director’s services as a member of the Board of Directors terminate due to his or her death or Total Disability, any portion of his or her Award that has not previously vested shall thereupon vest, subject to the provisions of Section 6.4 of the Plan.

(b)                                  Forfeiture after Certain Events.  Except as provided in Sections 8(a) and 9 hereof, the Director’s shares of Restricted Stock shall be forfeited to the extent such shares have not become vested upon the date the Director’s services as a member of the Board of Directors terminate for any reason other than due to his or her death or Total Disability.

(c)                                  Return of Shares.  Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares shall, without payment of any consideration by the Corporation for such transfer, be automatically transferred to the Corporation, without any other action by the Director, or the Director’s Beneficiary or Personal Representative, as the case may be.  The Corporation may exercise its powers under Section 7(a) hereof and take any other action necessary or advisable to evidence such transfer.  The Director, or the Director’s Beneficiary or Personal Representative, as the case may be, and the Operating Partnership shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares to the Corporation.

9.                                      Effect of Change in Control Event.  Upon the occurrence of a Change in Control Event, the Award to the extent not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e) and 6.4 of the Plan and Sections 11 and 12 of this Agreement.

10.                               Adjustments Upon Specified Events.  Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 6.2 of the Plan, the Committee shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become vested under an Award.  If any adjustment shall be made under Section 6.2 of the Plan, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock.  Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding.  Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the Restricted Stock would have vested.

11.                               Possible Early Termination of Award.  As permitted by Section 6.2(b) of the Plan, and without limiting the authority of the Committee under other provisions of Section 6.2 of the Plan or Section 8 of this Agreement, the Committee retains the right to terminate the Award, to the extent it has not vested, upon a dissolution of the Corporation or a reorganization event or transaction in which the Corporation does not survive (or does not survive as a public company in respect of its outstanding common stock).

12.                               Limitations on Acceleration and Reduction in Benefits in Event of Tax Limitations.

(a)                                  Limitation on Acceleration.  Notwithstanding anything contained herein or in the Plan or any other agreement to the contrary, in no event shall the vesting of any share of Restricted Stock be accelerated pursuant to Section 6.3 of the Plan or Section 9 hereof to the extent that the Corporation would be denied a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the restricted shares not subject to acceleration will continue to vest in accordance with and subject to the other provisions hereof.

(b)                                  Reduction in Benefits.  If the Director would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement that would constitute “parachute payments,” then, notwithstanding any other provision hereof, such “parachute payments” under such other plan, program or agreement shall be reduced or modified first in such manner, if any, as may be specified under such other plan, program or agreement

(other than any Stock Option Agreement, Stock Appreciation Right Agreement or Restricted Stock Award Agreement under the Plan).  If after the application of any “parachute payment” reduction provisions under any such other plan, program or agreement the provisions of Section 12(a) hereof continue to apply to the vesting of Restricted Stock hereunder, then the Director may designate by written notice to the Secretary of the Corporation the order in which “parachute payments” under this Restricted Stock Award Agreement and any other Restricted Stock Award Agreements, Stock Option Agreements and Stock Appreciation Right Agreements under the Plan that contain “parachute payment” reduction provisions shall be reduced or modified so that the Corporation is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

(c)                                  Determination of Limitations.  The term “parachute payments” shall have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder.  All determinations required by this Section 12, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than the Corporation’s outside auditing firm) having nationally recognized expertise in such matters selected by the Committee.  Any such determination by such accounting firm shall be binding on the Corporation, its Subsidiaries and the Director.

13.                               Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Director at the address given beneath the Director’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.

14.                               Plan.  The Award and all rights of the Director with respect thereto are subject to, and the Director agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Eligible Persons.  The Director acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof.  Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

15.                               No Service Commitment by Corporation.  Nothing contained in this Agreement or the Plan constitutes a service commitment by the Corporation, confers upon the Director any right to remain in service as a member of the Board of Director of the Corporation, interferes in any way with the right of the Corporation at any time to terminate such service as a member of the Board of Directors, or affects the right of the Corporation to increase or decrease the Director’s other compensation or benefits.  Service (including a substantial period of time)

after the Award Date will not entitle the Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of service as provided in Section 3 or 8 above if the express conditions to vesting set forth in such Sections have not been satisfied.

16.                               Limitation on Director’s Rights.  This Award confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.  By the Director’s execution of this Agreement, the Director agrees to the terms and conditions of this Agreement and of the Plan.

THE MACERICH COMPANY

(a Maryland corporation)

By:
Richard A. Bayer
Senior Executive Vice President, General Counsel & Secretary

THE MACERICH PARTNERSHIP, L.P.

(a Delaware limited partnership)

By:	The Macerich Company
(its general partner)

By:
Richard A. Bayer
Senior Executive Vice President, General Counsel & Secretary

DIRECTOR

[Name]
[Address]

THE MACERICH COMPANY

RESTRICTED STOCK AWARD

INFORMATION STATEMENT

General Information

This information statement has been provided to                          (the “Director”) in connection with a Restricted Stock Award granted to the Participant by The Macerich Company, a Maryland corporation (the “Corporation”), pursuant to a Restricted Stock Award Agreement dated as of March     ,            among the Director, the Corporation and The Macerich Partnership, L.P. (the “Award Agreement”) under the Corporation’s 2003 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement and the Plan.

Restricted Stock issued to the Director pursuant to the Award Agreement will be represented in book entry form.  This information statement is provided to the Director pursuant to §2-210 of the Maryland General Corporation Law.

Award Summary

Director Name:
Issuer Name:	The Macerich Company
Class of Security:	Common Stock, par value $.01 per share
Number of Securities:	shares

No Security

THIS STATEMENT IS MERELY A RECORD OF THE RIGHTS OF THE ADDRESSEE AS OF THE TIME OF ITS ISSUANCE.  DELIVERY OF THIS STATEMENT, OF ITSELF, DOES NOT CONFER ANY RIGHTS UPON THE RECIPIENT.  THE STATEMENT IS NEITHER A NEGOTIABLE INSTRUMENT NOR A SECURITY.

Availability of Further Information Concerning the Capital Stock of the Corporation

The Corporation is authorized to issue three classes of capital stock which are designated as Common Stock, Preferred Stock and Excess Stock.  The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, and the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and the authority of the Board of Directors to set the relative rights and preferences of subsequent series.  Such request may be made to the Secretary of the Corporation or to its transfer agent.

Restrictions on Transfer

The transferability of Restricted Stock is subject to the terms and conditions contained in the Award Agreement and the Plan.  A copy of the Award Agreement is on file in the office of the Secretary of the Corporation.

The securities represented by this certificate are also subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Except as otherwise provided pursuant to the charter of the Corporation, no Person may (1) Beneficially Own shares of Equity Stock in excess of 5.0% (or such greater percentage as may be provided in the charter of the Corporation) of the number or value of the outstanding Equity Stock of the Corporation (unless such Person is an Excluded Participant), or (2) Beneficially Own Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code (determined without regard to Code Section 856(h)(2) and by deleting the words “the last half of” in the first sentence of Code Section 542(a)(2) in applying Code Section 856(h)), or (3) Beneficially Own Equity Stock that would result in Common Stock and Preferred Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution).  Any Person who attempts to Beneficially Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation.  All capitalized terms in this paragraph have the meanings defined in the Corporation’s charter, as the same may be further amended from time to time, a copy of which, including the restrictions on ownership or transfer, will be sent without charge to each stockholder who so requests.  Transfers or other events in violation of the restrictions described above shall be null and void ab initio, and the purported transferee or purported owner shall acquire or retain no rights to, or economic interest in, any Equity Stock held in violation of these restrictions.  The Corporation may redeem such shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a Transfer or other event would violate the restrictions described above.  In addition, if the restrictions on ownership or transfer are violated, the shares of Equity Stock represented hereby shall be automatically exchanged for shares of Excess Stock which will be held in trust for the benefit of a Beneficiary.  Excess Stock may not be transferred at a profit.  The Corporation has an option to acquire Excess Stock under certain circumstances.  The foregoing restrictions may also delay, defer or prevent a change of control of the Corporation or other transaction which could be in the best interests of stockholders.

The Corporation will furnish information about all of the restrictions on transferability of these securities to the stockholder, on request and without charge.